Exhibit 10.72

FORBEARANCE AGREEMENT

This Forbearance Agreement (the “Agreement”), dated as of July 5, 2005 is by and between Ascendiant PET Partners-I, LLC, a California Limited Liability Company, (“Lessor”) and Molecular Imaging Corporation, a Delaware Corporation, referred to as (“Molecular”) collectively referred to as the “Parties”. Reference is made to the Equipment Lease Modification Agreement dated as of May 2, 2003 and Modification Agreement (Security Agreement) dated May 2, 2003 regarding the modification and assignment from Finova Capital Corporation to Lessor of three (3) separate Equipment Lease Agreements dated April 8, 1999, and identified as Equipment Lease number 4125, Lease Schedules No. 4125.01, 4125.02 and 4125.03A (with addendums, amendments and schedules thereto collectively, the “Leases”). Terms used herein and otherwise not defined herein shall have the meanings ascribed thereto in the Leases.

WHEREAS, Molecular is in Default of its respective obligations under the Leases for failure to make certain payments when due and Molecular acknowledges said Default as evidenced by the Notice of Default sent by Lessor to Lessee on April 14th 2005; and

WHEREAS, Molecular has not cured the Default for said Leases; and

WHEREAS, Lessor has accelerated all amounts due and owing to Lessor under the Leases and has made demand for the return of the Equipment subject to the Leases; and

WHEREAS, Molecular acknowledges all of the foregoing and that the Default remains outstanding; and

WHEREAS, Lessor is willing to forebear only as expressly provided herein in the exercise and enforcement of such rights, powers and remedies only upon compliance and fulfillment by Molecular of the terms and conditions set forth herein; and

WHEREAS, Molecular hereby acknowledges that, except as provided herein, Lessor is not waiving any rights, powers, and remedies Lessor has under said Leases, and Molecular shall still be responsible for all payments, during the term of said Leases.

NOW, THEREFORE, in consideration of the terms and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. CURRENT ARREARAGE UNDER THE LEASES

1.1 Molecular hereby acknowledges, confirms and agrees that, through and including the date of this Agreement, the following amounts are currently past due and owing to Lessor pursuant to the Leases:

$1,330,000 plus tax (as provided in the Leases) as of the Date of this Agreement, the amount of $570,000 of which has been pre-paid by Molecular pursuant to the terms of the Leases.

FORBEARANCE AGREEMENT

BETWEEN ASCENDIANT PET PARTNERS - I, LLC AND MOLECULAR IMAGING CORPORATION

1.2 Molecular hereby acknowledges, confirms and agrees that as of the date hereof, the Leases are in full force and effect and represent the valid, legal and binding obligations of Molecular to Lessor.

1.3 Molecular hereby acknowledges that, except as provided herein, Lessor is not waiving any rights, powers, and remedies Lessor has under said Leases, and Molecular shall still be responsible for all payments, during the term of said Leases.

2. FORBEARANCE

2.1 Lessor hereby agrees to forbear from exercising and enforcing its rights, powers and remedies under the Leases or now existing at law or in equity or by statute with respect to the Event of Default set forth above, provided that Molecular shall comply with and fulfill each of the following terms and conditions:

A.	Molecular shall pay to Lessor three (3) consecutive monthly payments of thirty three thousand nine hundred thirty six dollars and thirty three cents ($33,936.33) each starting on or before June 30, 2005, in the form of a certified check and/or prearranged wire transfer. Such payments herein provided shall be paid as one-third partial payment of Molecular’s lease obligations to Lessor. Unless otherwise mutually agreed upon in writing, the balance of Molecular’s lease obligations to Lessor shall be still owing and added to the total balance payable under the terms of the Lease.

B.	Molecular shall grant to Lessor free and unfettered access to the Equipment covered by the Leases upon reasonable notice by Lessor.

C.	Molecular will pay to Lessor, immediately via wire transfer upon execution of this Agreement, the first payment provided for under Section 2.1(A) herein in the amount of $33,936.33 representing payment for said Leases.

D.	The Parties agree that if Molecular fails to make a timely payment for said Leases as provided in Section 2.1(A) herein, except as provided herein, Lessor will not be obligated to adhere to any Notice requirements as required by law and/or Agreements, and Lessor will have full authority to proceed with all of its default rights as a result of Molecular’s failure to make said payments.

E.	Lessor acknowledges receipt from Molecular of an accurate itemization of Equipment specifications to Lessor.

F.	Lessor acknowledges receipt from Molecular of an accurate list of the location of said Leased Equipment.

G.	Lessor acknowledges receipt from Molecular of an accurate list, including but not limited to, all hospitals, service routes, and associated schedules of said Equipment.

2.2 Molecular agrees that any default under this Agreement by Molecular will also constitute an Event of Default under the Leases and that any Event of Default (other than the failure to make the full lease payment under the Leases during the forbearance period) under the Leases shall constitute a default hereunder. Molecular hereby waives all notices and cure periods which may be provided for under the Leases and agrees that Lessor shall be immediately entitled to all relief afforded to Lessor thereunder. Notwithstanding anything to the contrary, Lessor shall give five (5) business days written notice to Molecular, unless otherwise required by law, in writing and deemed duly served and given when personally delivered to the party to whom directed or any of its officers or, in lieu of personal service, when deposited in the United States mail, first-class postage prepaid, addressed to Molecular at 9530 Towne Centre Drive, Suite 120, San Diego, California, 92121, with a facsimile copy to (858) 642-0052, of any occurrence of a Default under this Agreement and an opportunity to cure such default without acceleration during such five (5) day period.

2.3 Lessor’ forbearance is further expressly subject to and conditioned upon Lessee strict compliance with each and every term and provision of this Agreement.

2.4 Upon the breach by Molecular of any provision of this Agreement or any Default under the Leases (other than the failure to make the full lease payment under the Leases during the forbearance period), Lessor, at its option, may withdraw its forbearance hereunder. Lessor shall promptly advise Molecular of any such withdrawal, but failure to do so shall not impair the affect of such withdrawal. Upon such withdrawal, and until all of the indebtedness (including any accelerated late charges) to Lessor have been paid in full, Lessor shall have the undisputed and absolute right to exercise and enforce all the rights, powers and remedies which may exist pursuant to the Leases or at law, in equity or by statute, or without further demand or notice of any kind, all of which are hereby waived by Molecular.

3. REPRESENTATIONS AND WARRANTIES

Molecular represents and warrants that:

3.1 The execution and delivery of this Agreement and performance by Molecular of all its obligations hereunder are within Molecular’s corporate powers and authority, have been duly authorized by appropriate corporate actions and do not and will not contravene or conflict with the charter or bylaws of Molecular. This Agreement has been duly executed and delivered by Molecular and constitutes the legal, valid and binding obligations of Molecular, enforceable against Molecular in accordance with its terms.

3.2 No consent, order, qualification, validation, license, approval or authorization of, or filing, recording, registration or declaration with, or other action in respect of, any governmental body, authority, bureau or agency or other person is required in connection with, the execution, delivery or performance of, or the legality, validity, binding effect or enforceability of, this Agreement.

3.3 The execution, delivery and performance of this Agreement by Molecular do not and will not violate any law, government regulation, judgment, order or decree applicable to Molecular and do not and will not violate the provisions of, or constitute a default or any Event of Default under, result in the creation of any security interest or lien upon any property of Molecular pursuant to any indenture, mortgage, instrument, contract, agreement or other undertaking to which Molecular is a party or is subject or by which Molecular or any of its real or personal property may be bound.

3.4 Molecular knows and understands the contents of this Agreement and has had the opportunity to review and consider the terms of this Agreement with counsel of Molecular’s choice.

3.5 Molecular warrants and represents that Molecular will at its expense provide for all maintenance, service, and repairs necessary to keep all Equipment in good condition, working order and repair so that it meets or exceeds the manufacturer’s original performance specifications.

3.6 Molecular warrants and represents that it will provide any required updated itemization of equipment specifications, as provided in Section 2.1E, to Lessor upon written Notice from Lessor.

3.7 Molecular, upon written demand from Lessor, shall provide any required updated list of the location of said Equipment, as provided in Section 2.1F.

3.8 Molecular, upon written demand from Lessor, shall provide any required updated list as provided in Section 2.1G.

4. LIMITATION ON FORBEARANCE

The forbearance set forth herein shall expire on September 30, 2005 and shall be limited precisely as written and neither the fact of Lessor’ forbearance nor any other provision or matter herein shall be deemed or construed to (i) be a consent to any forbearance, waiver, amendment or modification of any other term, provision or condition of the Leases, or of any instruments or agreements referred to therein or related thereto, or (ii) affect, impair, operate as a waiver of, or prejudice any right, power or remedy which Lessor may have or may have in the future under or in connection with the Leases or any instruments or agreements related thereto. During the forbearance period and at all times thereafter, Lessor hereby reserves all right, powers and remedies specifically given to it under the Leases or now or hereafter existing at law or in equity or by statute.

5. GENERAL PROVISIONS

5.1 Except as expressly modified by this Agreement, all terms, provisions and conditions of the Leases shall remain in full force and effect and in all other respects all ratified and confirmed by the Parties thereto.

5.2 This Agreement may be executed in any number of counterparts and by different parties hereto and separate counterparts, each of which when so executed and delivered shall be deem to be an original, but all of which counterparts together shall constitute but one instrument and the same instrument.

5.3 No delay on the part of Lessor in the exercise or enforcement of any right or remedy available pursuant to the Leases, this Agreement, at law or in equity or by statute or otherwise shall operate as a waiver thereof, nor shall any single or partial exercise or enforcement by Lessor of any right, power or remedy preclude other or further exercise or enforcement thereof, or the exercise or enforcement of any other right, power or remedy.

5.4 The provisions of this Agreement shall be deemed severable. If any part of this Agreement shall be unenforceable, the remainder shall remain in full force and effect, and such unenforceable provisions shall be reformed by such court as to give maximum legal effect to the intention of the parties as expressed herein.

5.5 This Agreement shall be binding upon and shall inure to the benefit of Lessor, its directors, officers, agents, attorneys, employees, successors and assignees, and to Lessee and Molecular, its officers, agents, attorneys, employees, successors and assignees.

5.6 This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, agreements, and understandings, oral or written, of the parties with respect to the subject matter hereof except the agreements embodied in the Leases. No provision of this Agreement, including, without limitations, any provision of this section may be or shall be deem waive, modified or amended by the course of conduct of Molecular or Lessor or in any other manner except by written instrument which unambiguously set forth waive, modified or amended and which is signed and delivered by Lessor.

5.7 This Agreement shall be governed and all rights and liabilities under it determined in accordance with the laws of the State of California in effect on this date, and the proper venue for any litigation arising out of this Agreement shall be Orange County, California.

5.9 If any litigation is commenced between the Parties, concerning this Agreement, or the rights and duties of either in relation to this Agreement, the party prevailing in that litigation shall be entitled, in addition to any other relief that may be granted, to a reasonable sum as and for its attorneys’ fees in that litigation which shall be determined by the court in that litigation or in a separate action brought for that purpose.

In witness whereof, the parties hereto have executed this Agreement the day and year first written above.

MOLECULAR IMAGING CORPORATION

By:	/s/ Kenneth C. Frederick
Name:	Kenneth C. Frederick
Title:	CEO

ASCENDIANT PET PARTNERS-I, LLC

By:	/s/ Mark Bergendahl
Name:	Mark Bergendahl
Title:	Managing Member